AMENDMENT NO. 3 TO

SHAREHOLDERS AGREEMENT

         This AMENDMENT NO. 3 (this "Amendment") with respect to the Shareholders Agreement (the "Agreement") dated August 26, 2004, between Moskovskaya Telecommuni-katsionnaya Corporatsiya, an open joint stock company organized under the laws of the Russian Federation ("COMCOR"), and Columbus Nova Investments VIII Ltd., a Bahamas company ("CNI" and together with COMCOR, the "Parties" and each individually, a "Party"), as amended on August 26, 2004 and December 30, 2004, is made and entered into by the Parties as of August 15, 2005. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

         WHEREAS, the Parties would like to amend the Agreement to memorialize their additional agreements with respect to the management of CCTV.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained and intending to be legally bound hereby, the Parties agree as follows:

1.       Amendment

Section 6(e)(v) of the Agreement is hereby amended by deleting the phrase "and new General Director of CCTV." The amended Section 6(e)(v) will state "(v) appointment of a new Chief Executive Officer of MOCC;".

2.       Governing Law and Language

This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. This Amendment is written in English, and the notarized Russian language translation is provided only for the convenience of the parties. In the case of inconsistency or is-sues of interpretation between the English and Russian texts, the English text shall control.

3.       Counterparts

This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

         MOSKOVSKAYA TELECOMMUNIKATSIONNAYA CORPORATSIYA

         By

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         Name:

         Title:

         COLUMBUS NOVA INVESTMENTS VIII LTD.

         By

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         Name:

         Title: